Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION OR ORGANIZATION

Patheon Finance LLC	Delaware, U.S.A.

Patheon P.R. LLC	Delaware, U.S.A.

Patheon Pharmaceuticals Inc.	Delaware, U.S.A.

Patheon Pharmaceuticals Services Inc.	Delaware, U.S.A.

Patheon U.S. Holdings Inc.	Delaware, U.S.A.

Patheon U.S. Holdings LLC	Delaware, U.S.A.

Patheon U.K. Pension Trustees Ltd.	England

Patheon U.K. Limited	England

Patheon France S.A.S.	France

Patheon Holdings S.A.S.	France

Patheon Italia S.p.A.	Italy

Patheon K.K.	Japan

Patheon B.V.	Netherlands

Patheon International Inc.	Ontario, Canada

CEPH International Corporation	Puerto Rico, U.S.A.

Patheon Puerto Rico Acquisitions Corporation	Puerto Rico, U.S.A.

Patheon Puerto Rico, Inc.	Puerto Rico, U.S.A.

Patheon International AG	Switzerland

Patheon Coöperatief U.A.	Netherlands

Patheon Banner U.S. Holdings Inc.	Delaware, U.S.A.

Banner Pharmacaps Inc.	Delaware, U.S.A.

Banner Pharmacaps (Canada) Ltd.	Alberta, Canada

Pharmacaps Mexicana S.A. de C.V.	Mexico

Gelcaps Exportadora De Mexico S.A. de C.V.	Mexico

Banner Pharmacaps Europe B.V.	Netherlands

Patheon Holdings Cyprus Ltd.	Cyprus